Exhibit 99.1

MetaWorks Announces Entry into Advertising Agreement

Fairfield, CA. May 10, 2023 – MetaWorks Platforms, Inc. (“MetaWorks” or the “Company”), (CSE: MWRK and OTCQB: MWRK), an award-winning Web3 company that owns and operates blockchain platforms in the entertainment technology space, is pleased to announce that on April 28, 2023, it entered into an advertising agreement (the “Agreement”) with a consultant, GRA Enterprises LLC, dba National Inflation Association (“NIA”), whereby NIA would provide advertising services designed to draw attention to the Company and its products and services (the “Services”). In consideration for the Services, the Company agreed to pay an aggregate of US$50,000 in two instalments of US$25,000 and is valid for six months or until October 28, 2023. NIA is a third-party marketing and advertising firm. NIA’s contact information is as follows: 112 Camp Lane, Mooresville, NC 28117, attention: Gerard Adams, email: ga@gerardadams.com and telephone: 973.277.7674.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning Web3 company that owns and operates blockchain platforms in the entertainment technology space that empower Fortune 5000 brands to create and monetize content for their communities empowering their transition to Web3. MetaWorks Platforms owns and operates movie distribution platform Vuele.io and MusicFX.io, its fan engagement platform that creates deeper connections between fans and artists using Web3 technologies.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatform.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io